Exhibit 99.1


[GenTek Logo Omitted]





NEWS RELEASE


Contact: Richard Wool: 212-573-6100
         Richard_Wool@Sitrick.com






                      GenTek Files Plan of Reorganization;
                 Key Milestone Toward Emergence from Chapter 11


PARSIPPANY, N.J., June 30, 2003 -- GenTek Inc. (OTC Bulletin Board: GNKIQ), a diversified manufacturer of telecommunications and other industrial products, announced today that it has filed its Plan of Reorganization and Disclosure Statement with the United States Bankruptcy Court for the District of Delaware. GenTek's Plan reflects an agreement as to the principal terms of a consensual reorganization reached among the company, its senior-secured lenders and the official committee of GenTek's unsecured creditors.

         "The filing of our reorganization plan represents a key milestone on GenTek's path to emergence from Chapter 11 and marks the commencement of the final phase of the company's financial restructuring," said Richard R. Russell, President and Chief Executive Officer. "We believe that the Plan provides the framework for a successful reorganization that will allow GenTek to emerge later this year as a stronger, more competitive company. We especially want to thank our customers, vendors, employees and lenders for their continued support."

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         Under the company's proposed Plan, which is subject to creditor approval, confirmation by the Bankruptcy Court and certain other conditions, GenTek's balance sheet would be substantially delevered. Subject to the terms of the Plan, key elements of the company's proposed Plan include:

     o The exchange of approximately $756 million of pre-petition senior secured debt for a combination of approximately $60 million in cash, $250 million in new senior secured notes, $100 million in new senior subordinated notes and approximately 92.4 percent of the company's new common stock;

     o The exchange of approximately $200 million of pre-petition senior subordinated notes for approximately 5.5 percent of the company's new common stock, plus warrants to purchase additional shares of the company's new common stock, subject to the support of the noteholders;

     o Trade creditors and certain other unsecured creditors would receive their pro rata share of up to approximately 2.1 percent of the company's new common stock, plus warrants to purchase additional shares of the company's new common stock, or if these classes approve the Plan, they would have an option to receive in lieu thereof cash in the amount equal to the lesser of (i) 6 percent of their allowed claim or (ii) their pro rata share of $5 million. Other treatment is proposed for certain groups of tort claimants;

     o   Cancellation of all existing common shares without any distribution;
         and

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     o   The company is seeking to secure an exit financing facility of up to
         $125 million, which will be used to fund working capital requirements, pay Plan obligations and for other general corporate purposes.

         GenTek expects to have aggregate, funded debt of approximately $380 million upon emergence.

         The next step in the confirmation process is for the company to seek Bankruptcy Court approval of the adequacy of its Disclosure Statement at a hearing expected to be scheduled later this summer. Upon approval of the Disclosure Statement's adequacy, GenTek will be able to commence solicitation of votes for approval of the Plan from those of its pre-petition creditors who are entitled to vote on the Plan.

         This announcement does not constitute a solicitation of any vote or an offering of securities. No such solicitation is being made at this time, and will only be made by means of a Disclosure Statement that has been approved by the Bankruptcy Court. The Plan is subject to supplementation, modification and amendment prior to confirmation. The description of the Plan contained herein is qualified in its entirety by reference to the Plan.


About GenTek Inc.
----------------

GenTek Inc. is a diversified manufacturer of telecommunications and other industrial products. Additional information about the company is available on GenTek's Web site at www.gentek-global.com.


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         This announcement includes forward-looking statements. GenTek has based these forward-looking statements on its current expectations and projections about future events. Although GenTek believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. GenTek undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on factors that could affect GenTek's financial and other results is included in the Company's Forms 10-Q and 10-K filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.



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